                             --FORM 15 TEMPLATE--
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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 022173

                          Total Control Products, Inc.
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             (Exact name of registrant as specified in its charter)

                           2001 North Janice Avenue
                         Melrose Park, Illinois 60160
                                 708-345-5500
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, no par value
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [x]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [x]

     Approximate number of holders of record as of the certification or notice date:

Pursuant to the requirements of the Securities Exchange Act of 1934, as the successor by merger to the registrant has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: January 13, 1999                  By:  /s/ Peter A. Nicholson
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                                           Chief Financial Officer